EMPLOYMENT AGREEMENT

           This Employment Agreement, dated as of March 15th, 2000, the "Agreement") by and between Mike Hartley, (the "Employee") and Method Products Corporation a Florida corporation (the "Employer"), located at 1301 West Copans Road suite F-1 Pompano Beach Florida 33064.


                                   WITNESSETH:


           A. Employee is currently employed by Employer as Vice-President Operations;

           B. Employer wishes to secure the continued employment of Employee;
and

           NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth below, the parties agree as follows:

SECTION  1.  EMPLOYMENT.

           The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer as V.P. Operations, subject to the terms and conditions hereinafter set forth. The Employee agrees to render such services to the Employer in the above referenced capacities during such hours and at such places, as the Employer's President shall direct. Employee hereby undertakes to perform such duties to the best of his ability and knowingly reports to the President of the Company.

SECTION 2.  TERM OF EMPLOYMENT.

           The term of this Agreement shall be for a term of three (3) years from the date hereof and shall be automatically renewable for additional terms of three (3) years without any action on the part of the Employer or Employee, except, however, that Employer or Employee may terminate this Agreement: (I) at the end of any one (1) year period upon written notice to Employer or Employee given not less than sixty (60) days prior to the termination date; and (ii) as provided in Section 5 hereof.

SECTION 3.  COMPENSATION.

           (a) Initial Salary. In full payment for the obligations to be performed by the Executive during the term of this Agreement, the Company shall pay to the Executive a salary at an annual rate equal to the sum of Sixty-Five Thousand Dollars ($65,000.00). Such salary may, in part from time to time, depending upon cash flow and the reasonable discretion of the Company, be subject to accrual and the Company agrees that at such time as the Company increases the Employees salary to the maximum the Company shall than repay the accrued sum in an equal basis over an agreed time period. Annual salary shall be payable in equal installments on a biweekly basis or on the same basis as the rest of the Company generally pays its employees.

           (b) Employee's compensation shall be reduced on a pro rata basis for any period of time he does not render his services except for approved sick leave and annual vacation as set forth in Section 5 below.




SECTION 5.  BENEFITS.

           Employee shall be entitled to receive all of the benefits made available to employees of the Employer generally. In addition the Employee, (a) shall receive fifty thousand (50,000) shares of Method Products Corp. common stock par value $0.0001 as a sign on bonus (b) an option to purchase a total of one-hundred twenty thousand (120, 000) shares of the Method Products Corp. at one dollar ($1.00) per share over a three year period on a equal basis as long as the Employee fulfills the attached option agreement and all its covenants and
(c) two (2) weeks vacation as defined in the Company employment manual.

SECTION 6.  TERMINATION OF EMPLOYMENT.

           (a) Except as provided in Section 2 hereof, during the term of this Agreement Employee's employment may be terminated by Employer only for "cause" which shall be deemed to include:

                     (i) Failure of Employee to render the services contracted for hereunder;

                     (ii) Any willful or repeated failure to comply with any of the rules and policies established by Employer;

                     (iii) Any act, omission of duty, conduct, or inaction which may bring discredit or injury to Employee or Employer;

                     (iv) Any other breach of this Agreement by Employee.

                     (v) Any action or inaction by Employee which constitute a felony or moral turpitude under Florida law.

                     (vi) Any action or inaction by Employee which constitutes
                          fraud, embezzlement, misappropriation, dishonesty or breach of trust.

           (b) In the event Employer does exercise its right of termination, all obligations of the parties to this Agreement shall cease, except for Employee's obligation of non-disclosure of Confidential Information pursuant to Section 10. Employer shall have no further obligation to Employee except for due salary and commission accrued and unpaid at the date of such termination.

SECTION 7.  EXPENSES.

           The Employee shall be entitled to receive reimbursement for all authorized reasonable expenses incurred by him in connection with the performance of his duties in furtherance of the business of the Employer.

SECTION 8.  EXCLUSIVITY.

           Employee agrees to devote Employee's best efforts to Employer and agrees to remain continuously employed by Employer on an exclusive basis for the period of this Agreement and any extensions hereof, to abide by all Employer's rules and policies, now in effect or hereafter established.

SECTION 9. COVENANT NOT TO COMPETE AND NON-SOLICITATION OF CUSTOMERS FOLLOWING EMPLOYMENT.

In the event Employee decides to resign or is terminated without cause and the Company agrees to such resignation, the Employee shall be able to work within the same or similar industry but cannot directly or indirectly use, associate or align himself, or a company and/or person he is or becomes associated with, employed by or otherwise, with any of the Company's then clients, venders and associates or affiliates of the Company for a period of 2 years therefrom.

           (b) In the event that after the Employee has resigned and the Employer agreed to the resignation, the Employer discovers that there existed acts for termination according to Section's 6 hereof. The Employee will be considered terminated with cause and subject to Section 9 (b) and (c).

           (c) In the event Employee is terminated for cause by Employer, Employee will not, during the period of two (2) years immediately after termination of his employment with Employer, directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away any of the customers or patrons of Employer during his employment with Employer within the United States.

           (d) In the event Employee is terminated for cause, Employee will not, directly or indirectly, either for himself or for any other person, firm, company or corporation, compete or assist in competing with Employer's then business or any business substantially similar to Employer's business anywhere in the United States for a period of two (2) years therefrom.

SECTION 10.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS.

           Employee covenants and agrees that so long as Employee is employed by Employer, and at all times following the expiration or termination (for whatever reason) of such employment, Employee will not, without the prior written consent of Employer, either directly or indirectly, transmit or disclose to any person, concern, or entity any Confidential Information or Trade Secrets, as such terms are defined in Section 13 hereof.

SECTION 11.  FIRST RIGHT OF REFUSAL.

           Upon the expiration of this Agreement as provided herein, Employer shall have the First Right Of Refusal for Employee's services for a period of six (6) months following said expiration. The term "First Right of Refusal" shall mean Employer's right to meet the remuneration, and remuneration only, set out in any bona fide written offer by a third party to retain Employee's services. Said First Right of Refusal shall apply whether Employee has solicited the offer to acquire his services or the offer is unsolicited, and shall be exercised in accordance with the following provisions:

           Employee shall give written notice to Employer containing the terms and conditions of said offer together with a copy of the written offer, if any, within ten (10) days of receipt of said offer. Within ten (10) days after receipt of the notice aforedescribed, Employer may exercise its First Right of Refusal to Employee's services, in writing, such services to be as provided in
Section 1 of this Agreement. Employer and Employee shall be bound to consummate the transaction within thirty (30) days thereafter.

SECTION 12.  DEATH OR DISABILITY.

           This Employment Agreement shall terminate upon the death of Employee or upon the inability of Employee to substantially perform his services by reason of illness or incapacity for a period of more than three (3) consecutive months.

SECTION 13. DEFINITIONS.

           (a) "Quota" shall be defined as $110,000.00 (one hundred ten thousand dollars) of new system sales per sales representative, per quarter.

           (b) "Quarter" shall be defined as a period of time commencing on the first day business day of each month beginning in January of each year and lasting no longer than 3 (three) months. Example: the first quarter begins on the first business day of each month beginning in January and ends the last business day in March.

           (c) For the purpose of this Agreement, "Trade Secrets" means any information of Method Products Corporation, and/or any subsidiaries or otherwise affiliated or related entities (collectively, "MPC", "Method Products Corp." or "Employer") including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a procedure and/or a technique of operating and managing the business of Method Products Corp., a drawing, a process, financial data, financial plans, product plans, business plans and/or marketing plans and analysis, forecasts, or list of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being readily ascertainable by proper means by persons who obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

           (d) For the purpose of this Agreement, "Confidential Information" means any data or information, other than Trade Secrets, that is of value to Method Products Corporation and is not generally known to the respective competitors of Method Products Corporation and/or not generally known to the public, (and not otherwise disclosed directly or indirectly by the Employee) including but not limited to computer software, management agreements, personnel information, financial information, price lists, pricing policies, business methods, and contracts and contractual relations including names and addresses and types of services provided with Method Products Corporation's current or prospective customers and suppliers.

SECTION 14.  MISCELLANEOUS PROVISIONS.

           (a) Notices. Unless otherwise specifically provided herein, all notices to be given hereunder shall be in writing and sent to the parties by certified mail, return receipt requested, which shall be addressed to each party's respective address, as indicated below or to such other address as such party shall give to the other party hereto by notice given in accordance with this Section and, except as otherwise provided in this Agreement, shall be effective when deposited in the United States mail, properly addressed and postage prepaid. If such notice is sent other than by the United States mail, such notice shall be effective when actually received by the party being noticed.

           If to the Employer: Method Products Corp.
                                          1301 West Copans Road, Suite F-1
                                          Pompano Beach, Fl 33064

           If to the Employee: Mike Hartley
                                          1035 Spanish River Road, #114
                                          Boca Raton, Fl 33432

           (b) Assignment. This Agreement may not be assigned in whole or in part by Employee without the express written consent of Employer.

           (c) Further Assurances. Both parties hereto shall execute and deliver such other instrument and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

           (d) Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

           (e) Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof.

           (f) Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superceding all prior and contemporaneous agreements or understandings concerning the subject matter hereof and shall not be terminated, except in accordance with its terms, or amended, except in a writing executed by the parties hereto.

           (g) Waiver. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

           (h) Severability. The invalidity of unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

           (i) Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

           (j) Jurisdiction; Venue; Litigation-Attorneys' Fees. Ant action or proceeding relating to or arising out of this Agreement shall be brought in the Federal and/or State Courts located in Broward County Florida. In connection with any action or proceeding arising out of the enforcement of this Agreement, or for its interpretation, the prevailing party shall be entitled to recover its costs, including reasonable attorney's fees, from the other party hereto if such party was an adverse party to such litigation.

           (k) Agreement Terms Confidential. The parties agree that they each will not voluntarily publish, publicly disclose or disclose in a manner which will reasonably lead to publication of, the terms or provisions of this Agreement, including specifically those relating to compensation.

           lN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth in the first paragraph of this Agreement above.


           EMPLOYER:
           Method Products Corp.
           a Florida corporation

           By:
           Mark Weitsman, President


           EMPLOYEE:



           Mike Hartley